Exhibit 23.4

KPMG LLP Suite 900 10 South Broadway St. Louis, MO 63102-1761

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 20, 2026, with respect to the consolidated financial statements of Olin Corporation, and the effectiveness of internal control over financial reporting, incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

St. Louis, Missouri

July 10, 2026

KPMG LLP, a Delaware limited liability partnership, and its subsidiaries are part of the KPMG global organization of independent member firms affiliated with

KPMG International Limited, a private English company limited by guarantee.